Exhibit 16

[KPMG LOGO]

KPMG LLP
Suite 1710
10 S. Jefferson Street	Telephone 540 982 0505
Roanoke, VA 24011-1331	Fax 540 983 8877

March 2, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Western Sizzlin Corporation and, under the date of February 28, 2003, we reported on the consolidated financial statements of Western Sizzlin Corporation and subsidiaries as of and for the years ended December 31, 2002 and 2001.  On February 20, 2004, we were notified that Western Sizzlin Corporation engaged Grant Thornton LLP as its principal accountants for the year ending December 31, 2004, and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Western Sizzlin Corporation’s consolidated financial statements as of and for the year ended December 31, 2003, and the issuance of our report thereon.  We have read Western Sizzlin Corporation’s statements included under Item 4 of its Form 8-K dated February 23, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Western Sizzlin Corporation’s statement that the change was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with Western Sizzlin Corporation’s statement that neither Western Sizzlin Corporation, nor any party on its behalf, consulted with Grant Thornton during the two fiscal years ended December 31, 2002 and during the subsequent period through February 20, 2004, on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure prior to its selection.

Very truly yours,

/s/ KPMG LLP

[GRAPHIC]	KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.